Exhibit 99.3

For Immediate Release

Nationwide Financial Solutions, Inc. to Change its Name to

Clear Choice Financial, Inc.

TEMPE, Arizona – March 31, 2006 – Nationwide Financial Solutions, Inc. (OTCBB:NWFS) announced today that it has changed its name to Clear Choice Financial, Inc. to better distinguish its corporate brand.

“We believe that the name Clear Choice Financial, Inc. reflects the spectrum of our business objectives and more completely embraces our strategic vision to become a truly full-service financial solutions provider,” said Steve Luke, the Company’s President and CEO. “One of our guiding principles is to provide value to our clients, employees, and shareholders every time and in everything that we do.  This core belief will make financial decisions easier.  Our company will be the clear choice for clients who need financial products, employees looking for opportunity, and investors seeking a strong company in which to place their trust,” continued Mr. Luke.

The new company name was approved by the stockholders on March 27, 2006. The Company will immediately begin using the name Clear Choice Financial, Inc. on all company materials and Web sites.

About Clear Choice Financial, Inc. (formerly Nationwide Financial Solutions, Inc.)

Clear Choice Financial, Inc. is a publicly traded company that specializes in assisting consumers with unsecured debt through its debt resolution business unit (NDR). Clear Choice Financial, Inc. has signed a definitive agreement to purchase Bay Capital Corporation—a full-service residential mortgage provider—as part of the company’s focused strategy to build a comprehensive financial solutions organization with a national presence. Clear Choice Financial, Inc. is based in Tempe, Arizona, and trades on the OTC Bulletin Board under the ticker symbol NWFS.OB.  More information about Clear Choice Financial, Inc. can be found at the new company Web site: www.clearchoicecorp.com

This news release contains forward-looking statements and discussion regarding results and operations in the future. Our actual results and operations may vary and are subject to a number of risks including, but not limited to, the following:  1) the progress and/or completion of conditions required for the closing of the Bay acquisition; 2) national and regional economic conditions—especially those affecting interest rates and the mortgage industry in general; 3) our ability to attract and retain customers in the face of new and existing competition; 4) potential new laws and regulations that could have a material affect on our results and operations; 5) the adequacy of our financial reserves; 6) our continuing ability to comply with financial covenants and requirements within our lines of credit and other financing agreements; 7) the availability of and our ability to attract and retain experienced and proficient employees; 8) our ability to successfully complete and integrate Bay and other acquisitions that we may make from time to time; and 9) other risks described in our filings with the Securities and Exchange Commission, including recent Form 10-KSB and 10-QSB filings.

Company Contact:

Jeff Hardy

Director of Communications

Clear Choice Financial, Inc.

Tel: 480-820-9766 ext. 114

jhardy@clearchoicecorp.com